Exhibit 99.1

Captaris Reports Revenue Increased 12.9%; EPS of $0.06 in the Third Quarter
2006

          BELLEVUE, Wash., Nov. 2 /PRNewswire-FirstCall/ -- Captaris, Inc. (Nasdaq: CAPA), a leading provider of software products that automate document-centric business processes, today reported financial results for its third quarter ended   September 30, 2006.

          Total revenue for the third quarter was $24.6 million, a 12.9% increase over the prior year’s third quarter and an 8.5% increase over the preceding quarter.  Revenue by category compared to the third quarter of 2005 was as follows:

--	Software revenue was $9.6 million, an increase of $1.3 million or 15.8%
--	Hardware revenue was $5.5 million, an increase of $296,000 or 5.7%
--	Maintenance, support and service revenue was $9.4 million, an increase of $1.2 million or 14.6%

          Gross profit was $17.1 million, an increase of $2.0 million or 13.0%, compared to the same quarter last year, and gross margin was 69.7%, an increase from 69.6% in the same quarter last year.

          Total operating expenses were $15.1 million for the third quarter of 2006, a decrease of approximately $2.3 million, or 13.0%, from total operating expenses of $17.4 million for the same quarter last year. The decline in operating expenses reflects continued effective cost controls and actions initiated in the fourth quarter of 2005 to reduce the Company’s operating cost structure.

          “Our strong financial results reflect solid sales execution and the increased operating leverage we are achieving as our business expands,” said David P. Anastasi, President and CEO of Captaris.  “During the quarter, we achieved increases in all three revenue categories.  At the same time, we exceeded our cost saving objectives for the quarter with a 13% decline in operating expenses year-over-year and continue to drive further improvement in operational efficiencies.”

          The Company recognized stock-based compensation expense of $235,000 in the third quarter of 2006, compared to a benefit of $59,000 in the third quarter of 2005.  Amortization of intangible assets for the third quarter of 2006 was $835,000, including $481,000 in cost of revenue and $354,000 in operating expenses, compared to $935,000 in the third quarter of 2005, including $481,000 in cost of revenue and $454,000 in operating expenses.

          Operating income in the third quarter of 2006 was $2.0 million, compared to an operating loss of $2.2 million in the third quarter of 2005 and an operating loss of $252,000 in the preceding quarter.

          Net income for the third quarter of 2006 was $1.6 million, or $0.06 per basic and diluted share, compared to a net loss of $689,000, or $0.02 per share, in the same quarter last year and net income of $28,000, or break even per share, in the preceding quarter.

          On a year-to-date basis, total revenue of $66.8 million increased $5.0 million or 8%; operating expenses of $45.4 million decreased $4.5 million or 9%; and net income of $1.7 million increased $5.8 million compared to the same period in 2005.

          Cash flow from operations was $5.6 million in the third quarter of 2006, compared to $503,000 in the third quarter in 2005.  On a year-to-date basis, cash flow from operations was $12.0 million, an increase of $12.2 million compared to cash used of $174,000 in 2005.

          Consolidated cash, cash equivalents and investment balances as of September 30, 2006 totaled $56.9 million, an increase of $488,000 from June 30, 2006.  Deferred revenue at September 30, 2006 was $23.8 million, an increase of $374,000 over the preceding quarter.

          Stock Repurchase

          During the quarter, the Company repurchased approximately 996,000 shares of its outstanding common stock at a cost of approximately $5.4 million reflects an average purchase price of $5.39 per share.  Captaris may repurchase shares under its stock repurchase program subject to overall market conditions, stock prices and its cash position and requirements.

          As previously announced on June 8, 2006, the Board of Directors authorized the Company to enter into a Rule 10b5-1 repurchase plan to facilitate its stock buyback activity. The Rule 10b5-1 repurchase plan is designed to allow the Company to purchase its shares at times when it ordinarily would not be in the market due to self-imposed trading blackout periods. Transactions under the Rule 10b5-1 repurchase plan began, subject to the parameters of the plan, on September 18, 2006, the first trading day after the open trading window closed in the third quarter.  On September 30, 2006, the total number of outstanding common shares was 27.2 million.  As of October 26, 2006, $15.0 million is available for repurchases under the Company’s repurchase program.

          Conference Call

          The Company will discuss its third quarter results and business outlook for 2006 on its regularly scheduled conference call today, November 2, 2006 at 1:45 pm PT/ 4:45 p.m. ET.  The live web cast of the conference call can be accessed from the Investor Relations section of the Captaris Web site at www.captaris.com or at www.mkr-group.com (under featured events). To access the live conference call, dial (800) 218-0530 and give the Company name “Captaris.”  An audio replay of the conference call can be accessed at (800) 405-2236.  The replay will be available starting two hours after the call and remain in effect until Thursday, November 9th at 11:59 PT.  The required pass code is 11071426#.

          About Captaris, Inc.

          Captaris, Inc. is a leading provider of software products that automate business processes, manage documents electronically and provide efficient information delivery. Our product suite of Captaris RightFax, Captaris Workflow and Captaris Alchemy Document Management is distributed through a global network of leading technology partners. We have customers in financial services, healthcare, government and many other industries, and our products are installed in all of the Fortune 100 and many Global 2000 companies. Headquartered in Bellevue, Washington, Captaris was founded in 1982 and is publicly traded on the NASDAQ National Market under the symbol CAPA. For more information please visit www.captaris.com .

          Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding our belief that we have positioned ourselves for improving operating leverage in future quarters and our plan to repurchase shares under our stock repurchase plan. Forward-looking statements include all passages containing verbs such as “aims,” “anticipates,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects” or “targets” or nouns corresponding to such verbs. Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be evaluated by events that will occur in the future. Forward-looking statements are based on the opinions and estimates of the management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect Captaris’ actual results include, among others, the impact, if any, of stock-based compensation charges, the potential failure to maintain and expand Captaris’ network of dealers and resellers or to establish and maintain strategic relationships, inability to integrate recent and future acquisitions, inability to develop new products or product enhancements on a timely basis, inability to protect our proprietary rights or to operate without infringing the patents and proprietary rights of others, and quarterly and seasonal fluctuations in operating results. More information about factors that potentially could affect Captaris’ financial results is included in Captaris’ quarterly reports on Form 10-Q filed in 2006 and most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Except as required by law, Captaris undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

          NOTE:  The following are registered trademarks and trademarks of Captaris: Captaris, Alchemy, RightFax, Captaris Document Management, Captaris Interchange and Captaris Workflow.  All other brand names and trademarks are the property of their respective owners.

Captaris, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	September 30, 2006	December 31, 2005

Assets
Current assets:
Cash and cash equivalents	$8,578	$6,420
Short-term investments, available-for-sale	13,191	17,506
Accounts receivable, net	15,920	18,776
Inventories	796	534
Prepaid expenses and other	2,724	1,759
Deferred tax assets and income tax receivable	2,229	4,141
Total current assets	43,438	49,136
Long-term investments, available-for-sale	35,108	27,601
Restricted cash	1,000	1,000
Long-term assets	297	337
Equipment and leasehold improvements, net	4,308	6,200
Intangible assets, net	7,263	9,767
Goodwill	32,741	32,313
Deferred tax assets, net	4,366	4,849
Total assets	$128,521	$131,203
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$3,896	$4,665
Accrued compensation and benefits	3,829	3,764
Other accrued liabilities	1,966	2,390
Income taxes payable	165	80
Deferred revenue	19,003	18,104
Total current liabilities	28,859	29,003
Accrued liabilities - noncurrent	315	317
Deferred revenue - noncurrent	4,791	4,104
Total Liabilities	33,965	33,424
Shareholders’ equity:
Common stock	272	284
Additional paid-in capital	45,090	50,835
Retained earnings	47,545	45,809
Accumulated other comprehensive income	1,649	851
Total shareholders’ equity	94,556	97,779
Total liabilities and shareholders’ equity	$128,521	$131,203

Captaris, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,

	2006	2005	2006	2005

Net revenue:
Software revenue	$9,647	$8,331	$25,164	$23,169
Maintenance, support and services revenue	9,385	8,192	26,693	23,408
Hardware revenue	5,528	5,232	14,906	15,140
Net revenue	24,560	21,755	66,763	61,717
Cost of revenue	7,441	6,608	19,855	19,650
Gross profit	17,119	15,147	46,908	42,067
Operating expenses:
Research and development	3,029	3,476	9,387	10,228
Selling and marketing	7,806	8,830	23,779	25,206
General and administrative	3,929	4,623	12,139	14,091
Amortization of intangible assets	354	454	1,062	1,362
Gain on sale of discontinued product line CallXpress	—	—	(1,000)	(1,000)
Total operating expenses	15,118	17,383	45,367	49,887
Operating income (loss)	2,001	(2,236)	1,541	(7,820)
Other income (expense):
Interest	481	281	1,394	835
Other, net	(146)	(82)	(237)	(210)
Other income, net	335	199	1,157	625
Income (loss) from continuing operations before income tax expense (benefit)	2,336	(2,037)	2,698	(7,195)
Income tax expense (benefit)	693	(1,343)	989	(3,137)
Income (loss) from continuing operations	1,643	(694)	1,709	(4,058)
Discontinued operations:
Gain(loss) from sale of MediaTel assets, net of income tax expense (benefit)	(16)	5	27	35
Income (loss) from discontinued operations	(16)	5	27	35
Net income (loss)	$1,627	$(689)	$1,736	$(4,023)
Basic net income (loss) per common share:
Income (loss) from continuing operations	$0.06	$(0.02)	$0.06	$(0.14)
Income(loss) from discontinued operations	(0.00)	0.00	0.00	0.00
Net income (loss)	$0.06	$(0.02)	$0.06	$(0.14)
Diluted net income (loss) per common share:
Income (loss) from continuing operations	$0.06	$(0.02)	$0.06	$(0.14)
Income(loss) from discontinued operations	(0.00)	0.00	0.00	0.00
Net income (loss)	$0.06	$(0.02)	$0.06	$(0.14)
Weighted average basic common shares	27,859	29,056	28,131	29,077
Weighted average diluted common shares	28,472	29,056	28,617	29,077

Captaris, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Nine Months Ended September 30,

	2006	2005

Cash flows from operating activities:
Net income (loss)	$1,736	$(4,023)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	2,407	2,607
Amortization	2,505	2,806
Stock-based compensation expense (benefit)	476	(239)
Provision for doubtful accounts	113	438
Loss (Gain) on disposition of equipment	55	(19)
Changes in assets and liabilities:
Accounts receivables, net	3,046	1,238
Inventories	(187)	245
Prepaid expenses and other assets	(916)	(551)
Deferred income tax assets, net and taxes receivable	3,070	(2,693)
Accounts payable	(802)	(2,211)
Accrued compensation and benefits	70	(194)
Other accrued liabilities	(466)	673
Income taxes payable	(647)	(23)
Deferred revenue	1,586	1,772
Net cash flow provided by (used in) operating activities	12,046	(174)
Cash flows from investing activities:
Purchase of equipment and leasehold improvements	(530)	(2,646)
Purchase of investments	(51,965)	(44,002)
Purchase of businesses, net of cash acquired	—	2
Proceeds from disposals of fixed assets	7	25
Proceeds from sales and maturities of investments	48,878	48,446
Net cash provided by (used in) investing activities	(3,610)	1,825
Cash from financing activities:
Proceeds from exercises of stock options	1,250	362
Repurchase of common stock	(7,754)	(4,442)
Excess tax benefits from stock-based compensation	271	—
Net cash used in financing activities	(6,233)	(4,080)
Net increase (decrease) in cash	2,203	(2,429)
Effect of exchange rate changes on cash	(45)	20
Cash and cash equivalents at beginning of period	6,420	7,563
Cash and cash equivalents at end of period	$8,578	$5,154
Cash paid during the period for income taxes	$129	$335

Captaris, Inc.
Additional Information
(in thousands)
(Unaudited)

	QTD Amortation	YTD Amortation

2006
Cost of revenue	$481	$1,443
Operating expenses:
Research and development		—
Selling, general and administrative		—
Amortization of intangible assets	354	1,062
Total operating expenses	354	1,062
2005
Cost of revenue	$481	$1,444
Operating expenses:
Research and development		—
Selling, general and administrative		—
Amortization of intangible assets	454	1,362
Total operating expenses	454	1,362

SOURCE  Captaris, Inc.
          -0-                                                     11/02/2006
          /CONTACT:  Melanie Canto, Director, Treasury and Investor Relations of Captaris, Inc., +1-425-638-4048, or InvestorRelations@Captaris.com; or Todd Kehrli or Jim Byers, Investor Relations, both of MKR Group, LLC,
+1-323-468-2300, or captaris@mkr-group.com, for Captaris, Inc./
          /Web site:  http://www.captaris.com/